EXHIBIT 6


	CERTIFICATE OF AMENDMENT
	OF
	RESTATED CERTIFICATE OF INCORPORATION
	OF
	STONE CONTAINER CORPORATION


Stone Container Corporation, a Delaware corporation
(the "Corporation"), organized and existing under and by virtue of the General Corporation Law of the State of Delaware DOES HEREBY CERTIFY:

1. That Section 4(a) of Subpart I.B. of ARTICLE
FOURTH of the Restated Certificate of Incorporation of the Corporation is hereby amended so as to read in its entirety as follows:

In addition to the voting rights provided in Sections
4(b), 7(b) and 9 and the voting rights required by law, the holders of shares of the Series E Preferred
Stock shall be entitled to vote upon all matters upon which holders of the Common Stock have the right to vote and be entitled to one vote thereon per share of Series E Preferred Stock (except that in the case of the elections of directors (other than the election of directors provided for in Section 4(b)), holders of shares of the Series E Preferred Stock shall have the same cumulative voting rights as holders of Common
Stock in accordance with Subpart II.C.), with the holders of the Series E Preferred Stock and the Common
Stock voting together as one class on any such matters, except as otherwise provided by law.

2. That the last sentence of Section 4(b) of Subpart
I.B. of ARTICLE FOURTH of the Restated Certificate of
Incorporation of the Corporation is hereby amended so as to read in its entirety as follows:

Notwithstanding any voting rights that the holders of the shares of the Series E Preferred Stock shall have under this Section 4(b), holders of shares of the Series E Preferred Stock shall not be divested of any other voting rights rovided to such stockholders pursuant to Sections 4(a), 7(b) and 9 or by law.

3. That, the aforesaid amendments were duly adopted in accordance with Section 242 of the General
Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Stone Container Corporation has caused this
Certificate to be signed this 18th day of November, 1998.

STONE CONTAINER CORPORATION


By: _/s/ Leslie T. Lederer
Name:  Leslie T. Lederer
Title:  Vice President, Secretary and Counsel